EXHIBIT 11

English translation for informational purposes only.
Execution version.

NON-POSSESSORY PLEDGE AGREEMENT ENTERED BETWEEN CONCESSOC 31 SAS (“CONCESSOC”) AND AERODROME INFRASTRUCTURE S.À R.L., A PRIVATE LIMITED LIABILITY COMPANY (SOCIÉTÉ À RESPONSABILITÉ LIMITÉE) INCORPORATED AND EXISTING UNDER THE LAWS OF LUXEMBOURG, HAVING ITS REGISTERED OFFICE AT 9, RUE DE BITBOURG, L-1273 LUXEMBOURG, AND REGISTERED WITH THE RCS LUXEMBOURG UNDER NUMBER B251461(“AERODROME” AND, JOINTLY WITH CONCESSOC, THE “PLEDGORS”), AS PLEDGORS, AND SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, AS COLLATERAL AGENT, ACTING ON BEHALF AND FOR THE BENEFIT OF THE “SECURED CREDITORS” (AS SUCH TERM IS DEFINED IN THE CREDIT AGREEMENT (AS SUCH TERM IS DEFINED BELOW)), AS PLEDGEE (THE “PLEDGEE” OR THE “COLLATERAL AGENT”, AS THE CONTEXT MAY REQUIRE), ACCORDING TO THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES (THE “AGREEMENT”):

RECITALS

FIRST: On July 31, 2022, Fintech Holdings, Inc., Bagual S.à r.l., Grenadier S.à r.l., Pequod S.à r.l., Harpoon S.à r.l. and Expanse S.à r.l., as sellers, Concessoc, as purchaser, Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), Aerodrome, as acquired companies, Fintech Investments Ltd, as seller guarantor, and Vinci Airports S.A.S., as purchaser guarantor, entered into a share purchase agreement (the “Share Purchase Agreement”).

SECOND. On December 2, 2022 Concessoc, in its capacity as borrower, and jointly with several creditors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as administrative agent, HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as administrative agent, HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, as lead arrangers, among others, entered into a credit and guaranty agreement for the amount of up to $8,750,000,000.00 (eight thousand seven hundred and fifty  million pesos 00/100 Mexican pesos), the proceeds of which will be used, among other purposes, to finance the acquisition that is the subject of the Share Purchase Agreement and to fund certain reserve accounts (the “Credit Agreement”). A copy of the Credit Agreement and a copy of the Guaranty Agreement (as such term is hereinafter defined) are attached hereto as Exhibit A.

THIRD. On December 7, 2022, each of the Pledgors, as guarantors, entered into a guarantor joinder agreement, pursuant to which they became guarantors under the Credit Agreement (the “Guaranty Agreement”).

FOURTH. The parties to the Credit Agreement agreed that this Agreement be entered into for the purpose of creating and perfecting a first-priority pledge in favor of the Pledgee, as Collateral Agent, with respect to the Accounts (as defined below) indicated below, of which each Pledgor is the owner and exclusively located in Mexico.

FIFTH. On November 2, 2022, the shareholders of Concessoc authorized the execution of this Agreement. A copy of the aforementioned corporate resolutions is attached hereto as Exhibit B.

SIXTH. On November 18, 2022, the Board of Managers of Aerodrome authorized the execution of this Agreement. A copy of the aforementioned corporate resolutions is attached hereto as Exhibit C.

SEVENTH. In addition to the non-possessory pledge, the parties to the Credit Agreement agreed to enter into: (i) a guaranty trust agreement to which property will be contributed, among others, rights under a technical assistance agreement entered into between SETA and Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”), (ii) an ordinary pledge agreement to create and perfect a first priority pledge over shares representing the capital stock of SETA and OMA, and (iii) a securities pledge agreement for purposes of creating and perfecting a first priority pledge over shares representing the capital stock of OMA.
REPRESENTATIONS

I. Each of each Pledgors hereby represents, through its legal representatives, that:
(a) (i) with respect to Concessoc, it is a simplified stock company of French nationality (société anonyme simplifiée) legally incorporated and validly existing under the laws of France, (ii) with respect to VINCI AP, it is a simplified stock company of French nationality (société anonyme simplifiée) legally incorporated and validly existing under the laws of France, and (iii) with respect to SETA, is a company legally incorporated and validly existing under the laws of the United Mexican States (“Mexico”) and which is authorized to enter into and fulfill and has taken all actions necessary to authorize and secure the fulfillment of this Agreement.
(b) Each of its legal representatives has the necessary and sufficient authority to enter into this Agreement, which has not been revoked or modified in any way as of this date.
(c) It owns the corresponding Accounts and enters into this Agreement to create a non-possessory pledge over the Accounts in favor of Pledgee, acting on behalf of and for the benefit of the Secured Creditors, as security for the due and timely performance of all “Obligations” (as Obligations is defined in the Credit Agreement) of the “ Loan Parties” (as Loan Party is defined in the Credit Agreement) (collectively, the “Secured Obligations”).

(d) The Accounts are free and clear of all liens, except for the security interest created pursuant to this Agreement.

(e) The execution and performance by and the creation of the pledge pursuant to this Agreement does not contravene its bylaws (with the Pledgor having the authority to guarantee third party obligations) or any other constitutive document or any law, regulation, judgment or order applicable to it, or any agreement, amendment, deed or other instrument to which it is a party or to which its assets are subject, nor shall it result in the creation or imposition of any lien, claim or right of any third party on or with respect to such assets, except for the non-possessory pledge created by this Agreement.

(f) Is current in the performance of any and all obligations arising out of or relating to the Pledged Assets (as defined below).

(g) It is their will to enter into this Agreement for the purpose of creating a non-possessory first priority pledge in favor of Pledgee to secure the performance of the Secured Obligations.

(h) This Agreement and the pledge over the Pledged Assets constitute a valid and perfected first priority lien on the Pledged Assets to secure the due and punctual performance of any and all of the Secured Obligations, respectively, and all entries and registrations and other actions necessary or convenient to perfect and protect such pledge have been duly made.

(i) Except for the notification to the financial institutions in which the Accounts are opened, pursuant of Clause First of this Agreement, no consent of any third party, nor any authorization, permit or other act of, or notice to, or request before, any governmental authority or regulatory agency is required for (i) each of the Pledgors to create the security interest over the Pledged Assets pursuant to this Agreement or for the execution delivery or performance of this Agreement by each of the Pledgors, or (ii) the perfection or maintenance of the security interest created by this Agreement (including the first lien nature of such security interest).

(j) Acknowledges and agrees that Pledgee is acting in its capacity as Collateral Agent on behalf of and for the benefit of the Secured Creditors.

(k) Acknowledges and agrees to the terms of the Credit Agreement and agrees that the pledge created under this Agreement secures, among others, the payment and performance of the Secured Obligations.

(l) Concessoc has expressly and irrevocably instructed SETA, and SETA has agreed that any dividend, liquidation fee, capital stock reduction payment, redemption and any other distributions to which Concessoc is entitled with respect to the shares owned by SETA (the “Concessoc Distributions”), shall be deposited directly into any of the Accounts, without any deduction, set off, reduction or claim whatsoever. A copy of such instruction is attached to this Agreement as Exhibit D.

(m) Aerodrome will expressly and irrevocably instructed OMA for the effect that OMA is obliged to any dividend, liquidation fee, capital reduction payment, redemption and any other distributions to which Aerodrome is entitled with respect to the shares of OMA owned by it (the “Aerodrome Distributions”), shall be deposited directly into one of the Accounts, without any deduction, set off, reduction or claim whatsoever. A copy of such instruction is attached to this Agreement as Exhibit E.

II. The Pledgee hereby represents, through its legal representatives, that:

(a) It is a banking institution legally incorporated and validly existing under the laws of Mexico, authorized in terms of the applicable laws, to enter into this Agreement and to fulfill its obligations hereunder.

(b) Its legal representatives have the necessary legal authority to bind it under the terms of this Agreement, and such authority has not been modified, restricted, limited or revoked as of this date.
(c) It is fully authorized and has obtained all the authorizations and approvals to enter into this Agreement and to fulfill its obligations hereunder.
(d) It is acting on behalf of and for the benefit of the Secured Creditors.
Rules of Interpretation. The parties hereto accept, acknowledge and agree that the following rules shall be the basis for interpreting the provisions of this Agreement: (i) terms used with initial capital letters shall be equally applicable to the singular and plural forms in accordance with their respective meanings; (ii) where the context so requires, any pronoun shall be deemed to include the corresponding masculine or feminine or neuter form; (iii) references to the Agreement and/or any other contract, agreement or document, or any specific provision thereof, shall be construed as references to such instrument or provision as modified in accordance with their respective terms; (iv) references to any laws, rules, codes and other general provisions, decrees or regulations in this Agreement shall be construed as references to such laws, rules, codes, provisions or regulations, as amended, modified, restated, supplemented or replaced, and shall include any regulations or rules enacted thereunder, as well as any judicial or administrative interpretations of such laws, rules, codes, provisions or regulations; (v) references to Sections, Clauses, subsections, paragraphs and Exhibits in this Agreement shall be construed as references to Sections, Clauses, subsections, paragraphs and Exhibits of this Agreement, unless otherwise expressly provided or unless it may be inferred otherwise from the context; (vi) each and every Exhibit attached to this Agreement is an integral part of this Agreement; (vii) the words “including” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly provided; (viii) in computing any periods from a specified date to a specified date thereafter, the word “from” means “from and including”, the word “to” means “to but excluding” and the word “until” means “ until and including”; and (ix) references in this Agreement to any person shall be deemed to be references to such person's successors, heirs and permitted assigns, if applicable.
NOW, THEREFORE, in consideration of the foregoing recitals and representations, the parties hereto agree to the following:

CLAUSES

FIRST. Creation of the non-possessory pledge.

In order to secure the timely performance of each and every one of the Secured Obligations including, without limitation, the payment in full of the principal, interest, commissions, fees, expenses and costs in the event of a trial and other benefits payable under the terms of the Credit Agreement, the Pledgors hereby create a non-possessory first priority pledge (the “Pledge”) over:

(i) any amount of money, present or future, which may exist or be deposited in the following accounts located in Mexico:

(a) bank account number 4068666593, CLABE 021180040686665935, opened at HSBC México, S.A., Institución de Banca Múltiple Grupo Financiero HSBC in the name of Concessoc identified as Concessoc Periodic Expenses Reserve Account in the Credit Agreement;

(b) bank account number 4068666585, CLABE 021180040686665854, opened in HSBC México, S.A., Institución de Banca Múltiple Grupo Financiero HSBC in the name of Concessoc identified as Concessoc Debt Service Reserve Account in the Credit Agreement;

(c) bank account number 4068666619, CLABE 021180040686666196, opened in HSBC México, S.A., Institución de Banca Múltiple Grupo Financiero HSBC in the name of Concessoc, into which any and all Concessoc Distributions shall be deposited, as irrevocably instructed to SETA;

(d) one bank account in the name of Aerodrome, into which each and every Aerodrome Distribution shall be deposited as irrevocably instructed to OMA (collectively, the bank accounts described in (a) through (d) above, the “Accounts”), in the understanding that Aerodrome agrees to carry out all the necessary and tending acts and to make all the required notifications in order to constitute and formalize the Pledge with respect to the bank account described in this paragraph (d), once the (d) once the account is opened;

and (e) any right or interest, present or future, arising under the Credit Agreement with respect to the Accounts, until the release of the Pledge;

(ii) the opening agreements of the Accounts entered into by each Pledgor; and

(iii) all returns derived from any amounts or investments pledged pursuant to this Agreement (collectively, the “Pledged Assets”).

The parties hereto acknowledge and agree that the Pledge hereby created shall be governed by the provisions of Section Seven, Chapter IV, Title Two of the General Law of Securities and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) (the “LGTOC”).

For purposes of the provisions of Articles 365, 366 and 376 of the LGTOC, the Pledgors shall:

(a) ratify this Pledge Agreement on its execution date before a notary public;

(b) file, through the notary public before whom this Agreement is ratified, the public instrument containing the ratification of this Agreement for its registration with the Sole Registry of Movable Guarantees (Registro Único de Garantías Mobiliarias) (“RUG”) within 2 (two) business days following the date of execution of this Agreement, and provide proof of such entry to the Pledgee; provided that the Pledgors shall be obligated to pay all fees and expenses of the notary public related to the ratification of this Agreement;

(c) pay any duly documented registration fees, taxes and notary fees related to the execution, ratification, registration and perfection of the Pledge created under this Agreement, as such amounts may become due; and

(d) deliver to the Pledgee within 5 (five) business days following the date of execution of this Agreement, the documents evidencing the registration of this Agreement in the RUG.

The parties hereto hereby acknowledge and agree that the Pledge constituted over the Pledged Assets has been perfected and constitutes a first priority pledge in favor of the Pledgee.

The Pledgors undertake to give written notice of the execution of this Agreement and the creation of the non-possessory pledge over the Accounts and to obtain the corresponding acknowledgment and consent with respect to the creation of the non-possessory pledge over the Accounts from each of the financial institutions in which the Accounts are opened within 5 (five) Business Days following the date of execution of this Agreement.

SECOND. Possession; use; conservation and disposition of the Pledged Assets. (a) The Pledgors shall keep possession of the Pledged Assets in terms of Article 346 of the LGTOC and shall be subject to all the obligations and liabilities set forth in Articles 361 and 380 of the LGTOC.

(b) For purposes of article 356 subsection I of the LGTOC and the provisions of this Agreement, during the term of this Agreement, the Pledgors shall not have the right to use the Pledged Assets or to receive the profits (frutos) or proceeds thereof except as permitted under the “Loan Documents” (having the same meaning ascribed to the term “Loan Documents” in the Credit Agreement).

(c) The Pledgors shall not sell, assign, transfer, dispose of or grant any option to any person over any of the Pledged Assets, or create or permit the existence of any lien over any of the Pledged Assets except as permitted under the “Loan Documents” (having the same meaning ascribed to the term “Loan Documents” in the Credit Agreement).

(d) In the event that the Pledged Assets under this Agreement increase or decrease in value, the Pledgors and the Pledgee acknowledge and agree that the Pledged Assets shall continue to be subject to the Pledge hereby created.

THIRD: Obligations of the Pledgor. (a) As long as this Agreement and the Secured Obligations are in force and payable, the Pledgors shall:

(i) deliver monthly to the Pledgee, within the first 5 (five) business days of each month, copies of the account statements of the Pledged Assets as of the immediately preceding month;

(ii) At all times and at its own expense, defend (y) its rights over the Pledged Assets, as applicable; and, (z) the Pledge created in favor of the Pledgee by this Agreement; in each case, against any claim, lawsuit or action by any person. It shall also notify the Pledgee immediately as soon as it becomes aware of any of the events referred to in this section; and

(iii) not to perform acts (y) that in any way could affect the validity, enforceability or priority of the Pledge created by means of this Agreement or the decrease in the value of the Pledged Assets; or (z) that, as a result of which, could reasonably be expected to affect the validity, enforceability or priority of the Pledge or decrease in the value of the Pledged Assets.

FOURTH: Indivisibility; cumulative rights. (a) The Pledge created under this Agreement constitutes a continuing pledge for the full and timely payment and performance of all of the Secured Obligations.

(b) The Pledge created under this Agreement is indivisible and shall not be cancelled, terminated or reduced until all of the Secured Obligations have been fully performed. The parties hereto agree that the Pledged Assets fully secure the Guaranteed Obligations. The Pledgors hereby expressly waive the right to divide or reduce the Pledge as a result of partial payments of the Secured Obligations as provided in Article 349 of the LGTOC.

(c) The rights and remedies of the Pledgee arising under this Agreement are absolute and unconditional, independent of the creation, perfection, exchange, release or failure to perfect any other security or any release, amendment or waiver of, or consent with respect to, any security, for the payment and performance of any and all of the Secured Obligations; any single or partial exercise of such right, authority or remedy shall not preclude any other present or future exercise of such right, authority or remedy arising under this Agreement.

(d) The Pledge created in terms of this Agreement shall remain in full force and effect whether or not the Pledgors or any other person, on this date or at any time thereafter, grants any other security with respect to the payment and performance of all or any part of the Secured Obligations, unless otherwise agreed in writing between the parties to this Agreement.

(e) The rights and remedies of Pledgee provided in this Agreement, the other Loan Documents or any other agreement, instrument or document relating thereto (i) are cumulative and in addition to, and not exclusive of, any rights or remedies available to Pledgee under applicable law, this Agreement or the other Loan Documents or any other agreement, instrument or document relating thereto; and, (ii) are not conditioned upon or contingent upon the exercise by the Pledgee of any of its rights or remedies under this Agreement or the other Credit Documents or any contract, instrument or document related thereto against the Pledgors or any other person.

FIFTH. Powers of Attorney. Each of the Pledgors hereby agrees and undertakes to irrevocably appoint the Pledgee as its attorney-in-fact, so that the Pledgee may exercise any and all rights of such Pledgors arising out of or related to the Pledged Assets, including, but not limited to, preserving the Pledged Assets; provided that the Pledgee shall not exercise such authority unless and until such time as an “Event of Default” (having the same meaning ascribed to the term Event of Default in the Credit Agreement) has occurred and continues under the Loan Documents, and notice thereof is given by the Pledgee to the Pledgors in writing, in accordance with the form attached hereto as Exhibit F (the “Notice of Default”).

Upon delivery by the Pledgee of a Notice of Default to the Pledgors, and provided that the Pledgors do not exhibit payment or, as the case may be, evidence the performance, modification, novation or waiver of the Secured Obligation whose default is in question within 1 (one) Business Day following the Notice of Default,  all rights related to the Pledged Assets shall be exercised exclusively by the Pledgor, until the Pledgee delivers to the Pledgors a notice of termination or waiver of the Event of Default in question or the Pledgors cure the Event of Default within the term set forth in the Credit Agreement, as the case may be.

For such purposes, the Pledgors, within 5 (five) business days following the execution of this Agreement, shall grant before a notary public a special limited and irrevocable power of attorney in favor of the Pledgee in terms of the form attached to this Pledge Agreement as Exhibit G.

SIXTH: Enforcement: (a) Once the Pledgee delivers a Notice of Default to the Pledgors and in accordance with the provisions of Article 336 Bis of the LGTOC, the Pledgor shall keep the cash contained or that may exist in the Accounts, up to the amount of the Secured Obligations, without the need for an enforcement proceeding or judicial resolution, extinguishing such Secured Obligations for such amount. In the event that the amount of the Secured Obligations exceeds the cash contained in the Accounts, the Pledgee shall be entitled to enforce, at cost to the Pledgors, the Pledge created in terms of this Agreement and exercise any or all of its rights in accordance with the enforcement procedure set forth in the Fifth Book, Title Three-Bis of the Commercial Code.

(b) The resources obtained as a result of the execution of the Pledge shall be applied by the Pledgee for the payment of the Secured Obligations.

(c) The parties hereto agree that the prescription period set forth in Article 375 of the LGTOC shall begin to run as of the last expiration date of the Secured Obligations.

(d) Any omission by the Pledgee to exercise any of its rights under this Agreement or delay in the exercise of such rights shall not operate as a waiver by the Pledgee of such rights, nor shall any partial exercise by the Pledgee of its rights under this Agreement be deemed to preclude any further exercise thereof or the exercise of any other right.

SEVENTH: Term and Termination. (a) This Agreement and the Pledge created hereunder shall remain in full force and effect from the date of execution of this Agreement until the date on which all the Secured Obligations have been paid and performed in full in accordance with the Loan Documents.

(b) The Pledgee shall release the Pledge created in terms of this Agreement over all the Pledged Assets, upon payment and performance in full of the Secured Obligations in accordance with the terms of the Loan Documents and to the satisfaction of the Pledgee. For such purposes, the Pledgee agrees to promptly execute, at the written request of the Pledgors and at the expense and cost of the Pledgors, any document or agreement (provided to the Pledgee) or take any additional action reasonably requested by the Pledgors to terminate this Agreement and to carry out the cancellation of the registration of the Pledge in the RUG.

EIGTH. Amendments. (a) Any amendment to this Agreement must be in writing and executed by all parties to this Agreement.

(b) The failure of the Pledgee to exercise its rights under this Agreement shall in no event have the effect of a waiver thereof, nor shall any single or partial exercise by such person of any right under this Agreement preclude any other right, authority or privilege (including those provided by applicable law).

(c) No waiver or approval by the Parties, pursuant to this Agreement shall apply to subsequent transactions, except as otherwise provided in such waiver or approval.

NINTH. Indemnification. (a) The Pledgors, agree to indemnify the Pledgee, their respective affiliates and subsidiaries, and their respective directors, shareholders, managers, officers, consultants and employees (each, an “Indemnified Party”) and to hold them harmless from and against any and all actions, liabilities, damages, penalties, lawsuits, judgments, claims, costs and expenses (including documented legal expenses) or payments incurred by or attributable to or imposed against any Indemnified Party, in each case arising out of or in connection with or by reason (including, without limitation, any investigation, litigation or proceeding or the preparation of the defense in connection therewith) of any Loan Documents and any of the transactions contemplated thereby, unless such action, obligation, damage, loss, penalty, claim, judgment, cost or expense is declared in a final and non-appealable judgment rendered by a court of competent jurisdiction to be the result of willful misfeasance, bad faith or negligence of such Indemnified Party. In the event of any investigation, litigation or other proceeding to which the indemnification provided in this Clause is applicable, such indemnification shall be effective whether or not such investigation, litigation or proceeding is initiated by any Party of the Credit Agreement, its directors, shareholders or partners, or lenders or if any Indemnified Party is a party to such  proceeding, whether or not the transactions contemplated by this Agreement have been consummated.

(b) The obligations of the Pledgors under this Clause shall remain in force even after the termination of this Agreement and until the expiration of the prescription period thereof pursuant to the Applicable Law.

TENTH. Notices; addresses. (a) All notices and communications (including summons and any other judicial or extra-judicial notices or communications and also for purposes of extra-judicial proceedings) required or permitted to be delivered under this Agreement to any party to this Agreement shall be in writing and in Spanish and shall be delivered personally or sent by certified mail with return receipt requested, by transmission via e-mail, with the attached file in PDF format and autographically executed by an attorney-in-fact of the respective party, with acknowledgment of receipt automatically generated, without the need for subsequent delivery of the original to the other parties to the Agreement, to such other address or e-mail address as may be designated by such party by written notice to the other parties to the Agreement.

Until the other parties to the Agreement receive a notice of change of address in accordance with this Clause, notices delivered to the address indicated in this Agreement shall be fully effective. Notices delivered personally or by specialized courier service shall be effective when delivered. Notices delivered by electronic mail transmission shall be deemed delivered when received, according to the acknowledgement of receipt automatically generated by the electronic system. The parties to this Agreement indicate as their domiciles the following:

The Pledgee:
Blvd. Manuel Ávila Camacho 1, 1st floor, Mexico City,
Lomas de Chapultepec - 11009
Tel: +52 55 5123 2859
E-mail address: jose.rivero@scotiabank.com
Attention: José Jorge Rivero Méndez

Concessoc:
Paseo de los Tamarindos No. 400-B, 7th floor
Bosques de las Lomas – 05120, Mexico City, Mexico
Tel: +52 55 4170 3040
E-mail address jarreola@nhg.com.mx
Attention: Javier Arreola Espinosa

Aerodrome:
Paseo de los Tamarindos No. 400-B, 7th floor
Bosques de las Lomas – 05120, Mexico City, Mexico
Tel: +52 55 4170 3040
E-mail address jarreola@nhg.com.mx
Attention: Javier Arreola Espinosa

(b) The parties to this Agreement indicate the above addresses for the purpose of judicial or extra-judicial summons, including but not limited to notarial interpellations and diligences of payment demand, seizure and summons to trial to be carried out with respect to this Agreement.

ELEVENTH. Assignment. The rights and obligations under this Agreement may not be assigned or transferred to any third party without the prior written consent of the other parties; provided, however, that the Pledgee and the Secured Creditors may assign their rights under this Agreement in accordance with the terms set forth in the Credit Agreement.

TWELFTH. Exhibits. All Exhibits to this Agreement are an integral part hereof, as if they were inserted literally herein.

THIRTEENTH. Novation. Neither the execution of this Agreement nor the creation or perfection of the Pledge constitutes a novation, amendment, payment or performance of the Secured Obligations, in whole or in part.

FOURTEENTH. Governing Law; jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of Mexico. For the interpretation, compliance and execution of this Agreement, each of the parties hereto expressly submits to the exclusive jurisdiction of the competent federal courts of Mexico City, Mexico, expressly waiving any other jurisdiction that, by reason of law, of its present or future domicile, or for any other reason, may correspond to them.

FIFTEENTH. Conflicts. This Agreement is entered into in accordance with the provisions of the Credit Agreement, and is subject to the terms and conditions set forth therein.

SIXTEENTH. Independence of Provisions. In the event that any provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, such provision shall be considered and construed separately from the other provisions contained herein and shall in no way affect the validity, legality and enforceability of this Agreement.

SEVENTEENTH. Headings. The headings used at the beginning of the clauses of this Agreement are used solely for ease of reference and do not affect in any way its interpretation.

[Intentionally left blank, signature pages follow].

CONCESSOC 31 SAS
AS PLEDGOR

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title: Attorney-in-fact

Signature page of the non-possesory pledge agreement entered between CONCESSOC 31 SAS and Aerodrome Infrastructure S.À R.L., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee.

AERODROME INFRASTRUCTURE S.À R.L.
AS PLEDGOR

/s/ Javier Arreola Espinosa

By: Javier Arreola Espinosa
Title: Attorney-in-fact by means of the Powers of Attorney granted on November 22, 2022.

Signature page of the non-possesory pledge agreement entered between CONCESSOC 31 SAS and Aerodrome Infrastructure S.À R.L., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee.

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT
AS PLEDGEE

/s/ José Jorge Rivero Méndez By: José Jorge Rivero Méndez Title: Legal Representative	/s/ Luis Michel Lugo Piña By: Luis Michel Lugo Piña Title: Legal Representative

[Space intentionally left blank]

Signature page of the non-possesory pledge agreement entered between CONCESSOC 31 SAS and Aerodrome Infrastructure S.À R.L., as pledgors, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, S.A., as pledgee.

Exhibit A

Copy of the Credit Agreement y del Guarantee Agreement

Exhibit B

Copy of corporate resolutions of Concessoc.

Exhibit C

Copy of corporate resolutions of Aerodrome.

Exhibit D

Copy of irrevocable instruction from Concessoc.

Exhibit E

Copy of irrevocable instruction from Aerodrome.

Exhibit F

Form of Notice of Default

Mexico City, Mexico, [●] [●], 20[●]

[●]

Dear Sirs,

We refer to the non-possessory pledge agreement dated December 7, 2022 entered between Concessoc 31 SAS (“Concessoc”) and Aerodrome Infrastructure S.À R.L. (“Aerodrome”), as Pledgors, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat, as collateral agent, acting on behalf of and for the benefit of the “Secured Creditors” (as such term Secured Creditors is defined in the Credit Agreement dated December 2 2022), as Pledgee (the “Non-Possessory Pledge Agreement”).

Pursuant to and for the purposes of Clause Five of the Non-possessory Pledge Agreement, by means of this Notice of Default, we hereby inform you that an Event of Default has occurred and continues.

For such purposes, Exhibit 1 to this notice specifies and describes the Secured Obligation(s) defaulted upon. This Notice of Default is given for the purposes of Clause Five of the Nonpossessory Pledge Agreement, whereby the Pledgors have one Business Day from the date of this Notice of Default to, exhibit to the Pledgee, the payment, or as the case may be, evidence the performance of the Secured Obligation described in Exhibit 1 hereto, or present the document evidencing the extension of the term, novation or waiver of the Secured Obligation.

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By:___________________________
Name:
Title:

Exhibit G
Form of irrevocable special power of attorney

SPECIAL IRREVOCABLE POWER OF ATTORNEY

[CONCESSOC 31 SAS / AERODROME INFRASTRUCTURE S.À R.L.], (hereinafter the “Pledgor”) grants an IRREVOCABLE SPECIAL POWER OF ATTORNEY, pursuant to Clause Five of the non-possessory pledge agreement dated December 7 2022 (the “Non-possessory Pledge Agreement”), entered between Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat (the “Pledgee”), in terms of Articles 2554 and 2596 of the Federal Civil Code and its correlative articles of the Civil Codes of the States of the Mexican Republic and Mexico City, in favor of the Pledgee, in order that, once an Event of Default occurs and continues and a Notice of Default has been filed under the terms of the Non-Possessory Pledge Agreement, the Pledgee shall use and/or exercise any rights related to or derived from the Pledged Assets but limited exclusively to the Pledged Assets, without this power of attorney granting the Pledgee authority with respect to assets or rights other than the Pledged Assets, in terms of the provisions of the Non-possessory Pledge Agreement.

In the exercise of the irrevocable special power of attorney granted herein, and without prejudice to the specialty of the powers of attorney granted, the Pledgee shall enjoy all the authority necessary to carry out the purpose of this special power of attorney in the terms of the first three paragraphs of Article 2554 of the Federal Civil Code and its correlative articles in the Civil Codes of the States of the Mexican Republic, including all those general and special powers that require special clause in the terms of Article 2587 of the Federal Civil Code and its correlative articles in the Civil Codes of the States of the Mexican Republic and for Mexico City.

The power of attorney granted is irrevocable under the terms of Article 2596 of the Federal Civil Code and its correlative articles in the Civil Codes of the States of the Mexican Republic and for Mexico City.

All capitalized terms not defined herein shall have the meanings attributed to them in the Nonpossessory Pledge Agreement.

The Pledgee may exercise this power of attorney through its legal representatives or attorneys-in-fact.

IN WITNESS WHEREOF, this special and irrevocable power of attorney is granted on  [●]  [●], 2022.